                         METROMEDIA FIBER NETWORK, INC.

                    STATEMENT REGARDING COPUTATION OF RATIOS
                                    (000'S)

                                                                    EXHIBIT 12.1

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
                                           PERIOD FROM 4/8/93
                                           (DATE OF INCEPTION)                  YEAR ENDED DECEMBER 31
                                                   TO            -----------------------------------------------------
                                               12/31/1993          1994       1995       1996       1997       1998
Pre-tax profit (loss) from continuing
  operations                                         (188)            (874)    (4,319)   (10,359)   (26,260)     4,388
Fixed charges:
Interest charges                                        0                0        327      3,561        741      6,861
Rent expense                                            0                0         49         53         89        319
Total fixed charges                                     0                0        376      3,614        830      7,180
Earnings before income taxes and fixed
  charges                                            (188)            (874)    (3,943)    (6,745)   (25,430)    11,568
Ratio of earnings to fixed charges (n/a
  = negative)                                      n/a              n/a        n/a        n/a        n/a          1.61
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